Exhibit 10.4

ASSIGNMENT AND ASSUMPTION

OF ADMINISTRATIVE SERVICES AGREEMENT

March 9, 2023

Reference is hereby made to that certain Administrative Service Agreement, dated September 30, 2021 (the “Agreement”), by and between Monterey Bio Acquisition Corporation (the “Company”) and NorthStar Bio Ventures, LLC (“Provider”), pursuant to which Provider makes available to the Company certain office space, utilities, general and administrative services and secretarial support as may be reasonably required by the Company in exchange for a sum of $10,000 per month.

This Assignment and Assumption of Administrative Services Agreement (this “Assignment”), between Provider (in such capacity, “Assignor”), Chardan Monterey Investments LLC (“Assignee”) and, solely for purposes of providing the consent to this Assignment required by the Agreement, the Company.

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Assignor and Assignee agree as follows:

1.                  Assignment. Assignor hereby grants, transfers and assigns to Assignee the entire right, title and interest under the Agreement, except as set forth in paragraph 4 hereof.

2.                  Assumption. Assignee hereby accepts the foregoing and assumes the covenants, agreements and obligations of Assignor under the Agreement which are applicable and required to be performed from and after the date of this Assignment, but not otherwise.

3.                  Consent. The Company hereby consents to the terms set forth in this Assignment.

4.                  Payments Due. To the extent any payments under the Agreement are waived by the Assignee, such waiver shall be apportioned between the Assignor and the Assignee on a pro rata basis, with the Assignor receiving that fraction of the payments made pursuant to the Agreement that is equal to (x) the time elapsed from the initial date of the Agreement to the date hereof over (y) the time elapsed from the initial date of the Agreement to its termination.

5.                  Further Assurances. Promptly upon request of the other party, Assignor and Assignee shall each execute, acknowledge (as appropriate) and deliver to the other such further assurances and take such further actions as may be reasonably required or appropriate to perfect the assignment and assumption of the Agreement and otherwise carry out the intent and purpose of this Assignment, provided that neither party shall incur any material additional cost, expense or obligation in connection with any act that the other party may request.

6.                  Binding Effect. The terms, covenants, conditions and obligations imposed upon each party herein shall be binding upon the successors and assigns of such party.

7.                  Miscellaneous. This Assignment constitutes the entire agreement between the parties with respect to the matters addressed herein. This Assignment may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, Assignor and Assignee have executed and delivered this Assignment as of the day and year first above written.

NorthStar Bio Ventures, LLC		Chardan Monterey Investments LLC

By:	/s/ Sandip I. Patel	By:	/s/ Jonas Grossman
Name: Sandip I. Patel		Name: Jonas Grossman
Title: Manager		Title: Manager

Accepted and agreed:

Monterey Bio Acquisition Corporation

By:	/s/ Sanjeev Satyal
Name: Sanjeev Satyal
Title: Chief Executive Officer

Signature Page to Assignment and Assumption of Administrative Services Agreement